Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for 2017

Pre-tax Earnings Improved for Fourth Quarter and Full Year 2017

LOS ANGELES, CA — (BUSINESS WIRE) — February 26, 2018 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $399 thousand, or ($0.01) per diluted share, for the fourth quarter of 2017, reflecting an additional tax expense of $519 thousand due to the enactment of the Tax Cuts and Jobs Act of 2017, which required adjustment of the Company’s deferred tax asset to recognize the decrease in the federal corporate income tax rate to 21% from 34%.  In comparison, the Company recorded net income of $2.2 million, or $0.08 per diluted share, for the fourth quarter of 2016 due to an income tax benefit of $2.2 million that resulted from the reversal of the valuation allowance on the deferred tax assets.

Pre-tax earnings increased by $270 thousand during the fourth quarter of 2017, compared to the fourth quarter of 2016, due to an increase of $386 thousand in non-interest income and a loan loss provision recapture of $150 thousand, which were partially offset by a decrease of $256 thousand in net interest income and an increase of $10 thousand in non-interest expense.

For the year ended December 31, 2017, the Company reported net income of $1.9 million, or $0.07 per diluted share, compared to $3.5 million, or $0.12 per diluted share, for the year ended December 31, 2016.  Pre-tax earnings increased by $2.5 million during calendar year 2017, compared to calendar year 2016, primarily due to an increase of $1.5 million in non-interest income, an increase of $526 thousand in net interest income, and an increase of $550 thousand in loan loss provision recaptures, which were partially offset by an increase of $85 thousand in non-interest expense.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to announce that Broadway increased its pre-tax profitability for the fourth quarter of 2017 and the full calendar year relative to the comparable periods in 2016.  Like many corporations, we incurred a non-recurring charge to earnings during the fourth quarter to recognize the impact of lower corporate income tax rates from the new federal tax legislation, which reduced the value of our deferred tax assets, and lowered our net income.

“This performance is a direct reflection of the skill and persistence of Broadway’s team, who have continued to improve the strength of Broadway’s capital base and the quality of the Bank’s loan portfolio, while ensuring that the Bank maintains compliance with the full gamut of regulatory guidelines.  I am pleased to report that the Bank’s Total Capital Ratio increased to 19.88% at the end of the year, and the Bank’s non-accrual loans decreased to less than $1.8 million, or 0.49% of total loans.

“Looking forward to 2018, the challenges facing the Bank remain much the same as I have articulated throughout 2017: a competitive marketplace for loan originations and deposits, and a relatively flat yield curve that depresses net interest margins.  In addition, maintaining compliance with loan concentration guidelines set by the Bank’s primary regulator has required Broadway to complete periodic loan sales, which has hampered the Bank’s efforts to increase the size of the loan portfolio to generate earnings growth and capture economies of scale.  Specifically, during 2017, Broadway profitably sold almost $97 million of performing multi-family loans, including over $15 million in the fourth quarter, which represented approximately 84% of the Bank’s originations for the year.  However, based on the pristine quality of the

Bank’s remaining loan portfolio and our employees’ rigorous efforts to improve all facets of Broadway’s business, I am optimistic that the Bank will be able to retain more of its loan originations in 2018 than it did in 2017, which should grow Broadway’s assets and interest income but may result in lower gain on sale of loans.

“I wish to thank again our team for their dedication and tireless efforts to build value, and Broadway’s stockholders for their continuing support of our mission and business plans.”

Net Interest Income

For the fourth quarter of 2017, net interest income decreased by $256 thousand to $2.6 million from $2.9 million for the same period a year ago, primarily because of a decrease of 28 basis points in net interest margin.

Interest income on loans receivable decreased by $268 thousand to $3.4 million for the fourth quarter of 2017, from $3.6 million for the fourth quarter of 2016.  Lower interest income on loans receivable for the fourth quarter of 2017 resulted from a decrease of $14.6 million in the average balance of loans receivable, which decreased interest income by $142 thousand.  The decrease in the average balance of loans receivable primarily resulted from loan repayments.  Additionally, the average yield on loans receivable during the fourth quarter of 2017 decreased by 14 basis points compared to the fourth quarter of 2016, which reduced interest income by $126 thousand.  The decrease in the average yield on loans receivable primarily resulted from the payoff of loans with higher rates than those originated over the last year.  The lower rates on loan originations primarily reflect the low interest rate environment and competitive market conditions.

Interest income on securities increased by $25 thousand to $101 thousand for the fourth quarter of 2017, from $76 thousand for the fourth quarter of 2016, due to an increase of $2.6 million in the average balance of securities and an increase of 26 basis points in the average yield on securities.  Other interest income increased by $24 thousand to $207 thousand for the fourth quarter of 2017, from $183 thousand for the fourth quarter of 2016.  The increase of $24 thousand in other interest income was due to an increase of $116 thousand in interest income on interest-bearing deposits in other banks, primarily reflecting a higher average yield and a higher average balance for the fourth quarter of 2017, which was partially offset by a decrease of $92 thousand in dividend income earned on the Bank’s investment in Federal Home Loan Bank (“FHLB”) stock.

Interest expense on deposits increased by $32 thousand to $616 thousand for the fourth quarter of 2017, from $584 thousand for the fourth quarter of 2016.  Higher interest expense on deposits for the fourth quarter of 2017 primarily resulted from an increase of 3 basis points in the average cost of deposits, which increased interest expense by $42 thousand.  The increase in the overall rates paid on deposits was partially offset by a change in the mix of deposits, which decreased interest expense by $10 thousand, despite an increase of $6.0 million in the average balance of deposits.  During the fourth quarter, the average balance of liquid deposits (NOW, demand, money market and passbook accounts) increased $23.1 million, whereas the average balance of higher cost certificates of deposit (“CDs”) decreased by $17.1 million.

Interest expense on borrowings increased by $5 thousand to $435 thousand for the fourth quarter of 2017, from $430 thousand for the fourth quarter of 2016.  Higher interest expense on borrowings for the fourth quarter of 2017 primarily resulted from an increase of 55 basis points in the average cost of the Company’s junior subordinated debentures.

For the year ended December 31, 2017, net interest income increased by $526 thousand to $11.9 million, from $11.4 million for the same period a year ago.  Interest income on loans receivable increased by $912 thousand to $15.4 million for the year ended December 31, 2017, from $14.5 million for the same period a year ago, primarily due to an increase of $40.0 million in the average balance of loans receivable, which increased interest income by $1.6 million.  Partially offsetting this increase was the impact of a decrease of 20 basis points in the average yield on loans receivable to 4.04% for 2017, from 4.24% for 2016, which reduced loan interest income by $726 thousand.  Additionally, other interest income increased by $90 thousand for the year ended December 31, 2017, primarily reflecting an increase of $205 thousand in interest income on interest-bearing deposits, which was partially offset by a decrease of $115 thousand in dividend income earned on the Bank’s investment in FHLB stock.

Interest expense on deposits increased by $218 thousand to $2.4 million for the year ended December 31, 2017, from $2.2 million for the same period a year ago, primarily due to an increase of $19.4 million in the average balance of deposits and an increase of 2 basis points in the average cost of deposits.  Interest expense on borrowings increased by $253 thousand to $2.0 million for the year ended December 31, 2017, from $1.7 million for the same period a year ago, primarily due to an increase of $17.3 million in the average balance of FHLB borrowings, which was partially offset by the impact of a decrease of 16 basis points in the average cost of FHLB borrowings.

Loan Loss Provision Recapture

The Bank recorded a loan loss provision recapture of $150 thousand for the fourth quarter of 2017, whereas no loan loss provision or recapture was recorded for the fourth quarter of 2016.  The loan loss provision recapture during the fourth quarter of 2017 was primarily due to a decrease in the requirements for the allowance for loan losses (“ALLL”) on the existing portfolio as loans paid off and as the overall credit quality of the loan portfolio continued to improve.  For calendar year 2017, the Bank recorded loan loss provision recaptures of $1.1 million, primarily due to payoffs and recoveries of problem loans.  In comparison, the Bank recorded loan loss provision recaptures of $550 thousand for the year ended December 31, 2016.  At December 31, 2017, the ALLL was $4.1 million, or 1.20% of our gross loans receivable held for investment, compared to $4.6 million, or 1.20% of our gross loans receivable held for investment at December 31, 2016.  Due to a reduction in non-performing loans, which decreased from $2.9 million at the end of 2016 to $1.8 million at the end of 2017, the ALLL as a percentage of non-performing loans increased to 230.4% at the end 2017 from 156.4% at the end of 2016.

Non-interest Income

Non-interest income for the fourth quarter of 2017 totaled $544 thousand, compared to $158 thousand for the fourth quarter of 2016.  The increase in non-interest income of $386 thousand primarily reflected a grant of $227 thousand that the Bank received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund.  Additionally, the Bank recorded a gain of $177 thousand from the sale of loans during the fourth quarter of 2017, whereas the Bank did not sell any loans during the fourth quarter of 2016.

For the year ended December 31, 2017, non-interest income totaled $2.5 million, compared to $1.0 million for the same period a year ago.  The increase of $1.5 million in non-interest income was primarily due to an insurance litigation settlement of $1.2 million and a gain of $560 thousand from the sale of loans during calendar year 2017.  These increases were partially offset by an unusually large early withdrawal fee that generated income of $80 thousand, a loan extension fee of $50 thousand, and a foreclosure forbearance fee of $38 thousand that were included in the Bank’s results for calendar year 2016.

Non-interest Expense

Total non-interest expense of $3.1 million for the fourth quarter of 2017 was unchanged compared to the fourth quarter of 2016.  While an increase in compensation and benefits expense, higher stock-based compensation expense and a lower amount of salary deferred as loan origination costs increased non-interest expense by $215 thousand during the quarter, and a provision for losses on REO, higher information services expense and increased occupancy expense contributed an additional $127 thousand of increased non-interest expense, these increases were largely offset by a decrease of $346 thousand in professional services expense for the fourth quarter of 2017 compared to the same period in 2016, primarily because in December 2016, the

Company incurred $374 thousand of legal and consulting fees in connection with the repurchase of shares from the U.S. Treasury.

Similarly, total non-interest expense was $11.8 million for both calendar 2017 and 2016.  Overall non-interest expense increased by $85 thousand as increases in other expense of $377 thousand, occupancy expense of $82 thousand, and compensation and benefits expense of $67 thousand, were partially offset by a decrease of $438 thousand in professional services expense.  Other expense increased by $377 thousand primarily due to payments of $214 thousand for expenses related to three sales by the U.S. Treasury of a portion of its holdings of the Company’s shares and an increase of $152 thousand in REO provision for losses and expenses.  Professional services expense decreased by $438 thousand during 2017 primarily due to lower legal and consulting fees.  As mentioned above, the Company incurred $374 thousand in legal and consulting fees in connection with the repurchase of shares from the U.S. Treasury in December 2016.

Income Taxes

The Company recorded income tax expense of $643 thousand for the fourth quarter of 2017 and $1.9 million for the year ended December 31, 2017, compared to income tax benefit of $2.2 million for the fourth quarter and the year ended December 31, 2016.  The tax expense for the fourth quarter and year 2017 include an adjustment of $519 thousand to record the Company’s deferred tax assets at the lower federal corporate income tax rate of 21%.  In contrast, the Company recorded an income tax benefit of $2.2 million for the comparable periods in 2016, which resulted from the reversal of the remaining valuation allowance on deferred tax assets, based on an analysis of the potential for full utilization of those assets.  The deferred tax assets totaled $5.1 million at December 31, 2017, and $6.9 million at December 31, 2016.

Balance Sheet Summary

Total assets decreased by $15.4 million to $413.7 million at December 31, 2017 from $429.1 million at December 31, 2016.  The decrease in total assets consisted of a decrease of $44.6 million in net loans receivable held for investment and a decrease of $1.8 million in deferred tax assets, which were partially offset by an increase of $22.4 million in loans receivable held for sale, an increase of $4.3 million in securities available-for-sale, an increase of $3.8 million in cash and cash equivalents and an increase of $878 thousand in REO.

During 2017, we allocated $110.4 million, or 96%, of our loan originations to loans held for sale and we transferred $9.3 million of multi-family loans from the portfolio of loans held for investment to the portfolio of loans held for sale as part of our loan concentration risk management program.  Also, during 2017, we completed $96.9 million of multi-family loan sales that generated the gain on loan sales of $560 thousand mentioned above.  The Bank had no loans receivable held for sale during 2016.

Loans receivable held for investment, net of the allowance for loan losses, totaled $334.9 million at December 31, 2017, compared to $379.5 million at December 31, 2016.  During 2017, the Bank originated for portfolio $5.0 million, primarily in multi-family loans, and purchased $24.6 million in single family loans.  In comparison, during 2016, the Bank originated for portfolio $137.7 million, primarily in multi-family loans.  Loan repayments during 2017 totaled $64.8 million, compared to $63.4 million during 2016.

An REO, recorded at $958 thousand during the third quarter, was written down to $878 thousand during the fourth quarter due to a decrease in fair value.

Deposits increased to $291.3 million at December 31, 2017 from $287.4 million at December 31, 2016, which consisted of an increase of $39.4 million in liquid deposits and a decrease of $35.5 million in CDs.  During 2017, a CD account of $30.3 million from one deposit relationship was moved to a money market account.  Excluding this transfer, liquid deposits increased by $9.2 million and CDs decreased by $5.3 million.  The increase of $9.2 million in liquid deposits consisted of an increase of $5.9 million in money market accounts, an increase of $3.1 million in NOW accounts and an increase of $195 thousand in passbook accounts.  The decrease of $5.3 million in CDs during 2017 was primarily due to a decrease of $46.8 million in QwickRate CDs, which was partially offset by an increase of $23.4 million in Certificate of Deposit Account Registry Service (“CDARS”) accounts and an increase of $18.1 million in retail CDs.

Total borrowings at December 31, 2017 consisted of advances to the Bank from the FHLB of $65.0 million, and subordinated debentures issued by the Company of $5.1 million, compared to advances from the FHLB of $85.0 million and subordinated debentures of $5.1 million at December 31, 2016.  During 2017, the Bank paid off $49.5 million in maturing advances and borrowed $29.5 million in new advances from the FHLB.

Stockholders’ equity was $47.7 million, or 11.54% of the Company’s total assets, at December 31, 2017, compared to $45.5 million, or 10.61% of the Company’s total assets, at December 31, 2016.  The Company’s book value was $1.74 per share as of December 31, 2017, compared to $1.66 per share as of December 31, 2016.

At December 31, 2017, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 19.88% and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 11.39%, compared to a Total Capital ratio of 16.62% and a Leverage ratio of 10.60% at December 31, 2016.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, monetary and fiscal policy changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2017	December 31, 2016
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$22,219	$18,430
Securities available-for-sale, at fair value	17,494	13,202
Loans receivable held for sale	22,370	—
Loans receivable held for investment	338,920	384,057
Allowance for loan losses	(4,069)	(4,603)
Loans receivable held for investment, net of allowance	334,851	379,454
Total assets	413,704	429,083
Deposits	291,290	287,427
FHLB advances	65,000	85,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,731	45,526

Book value per share	$1.74	$1.66
Equity to total assets	11.54%	10.61%

Asset Quality Ratios:
Non-accrual loans to total loans	0.49%	0.77%
Non-performing assets to total assets	0.64%	0.69%
Allowance for loan losses to total gross loans	1.20%	1.20%
Allowance for loan losses to total delinquent loans	1,040.66%	331.63%
Allowance for loan losses to non-performing loans	230.41%	156.35%

Non-Performing Assets:
Non-accrual loans	$1,766	$2,944
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	878	—
Total non-performing assets	$2,644	$2,944

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017	2016
Selected Operating Data and Ratios:
Interest income	$3,670		$3,889		$16,287	$15,290
Interest expense	1,051		1,014		4,348	3,877
Net interest income	2,619		2,875		11,939	11,413
Loan loss provision recapture	150		—		1,100	550
Net interest income after loan loss provision recapture	2,769		2,875		13,039	11,963
Non-interest income	544		158		2,530	1,044
Non-interest expense	(3,069)		(3059)		(11,837)	(11,752)
Income (loss) before income taxes	244		(26)		3,732	1,255
Income tax expense (benefit)	643		(2,227)		1,863	(2,225)
Net income (loss)	$(399)		$2,201		$1,869	$3,480

Earnings (loss) per common share — basic and diluted	$(0.01)		$0.08		$0.07	$0.12

Loan originations (1)	$16,008	(2)	$46,944		$115,428 (2)	$137,719
Loan purchase	$24,640		—		$24,640	—

Net recoveries to average loans	(0.01	)%(3)	(0.01	)%(3)	(0.15)%	(0.10)%
Return on average assets	(0.38	)%(3)	2.10	%(3)	0.43%	0.86%
Return on average equity	(3.32	)%(3)	18.74	%(3)	3.96%	7.41%
Net interest margin	2.53	%(3)	2.81	%(3)	2.79%	2.90%

(1)              Does not include net deferred origination costs.

(2)              Includes loans held for sale originations of $15.7 million and $110.4 million for the three and twelve months ended December 31, 2017, respectively.

(3)              Annualized